  Exhibit 99.1

News
Release
Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE
July 18, 2006

Contact: Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor Relations - Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren Suspends Synfuel Involvement
Reschedules Earnings Release and Conference Call

Evansville, Ind. -- Vectren Corporation (NYSE: VVC) has elected to opt out of its participation in the production of synthetic fuel. This decision is in accordance with the partnership agreement in place with Pace Carbon Synfuels, LP, a limited partnership that operates four projects to produce and sell coal-based synthetic fuel.

The Internal Revenue Code provides for synfuel manufacturers, such as Pace Carbon, to receive a tax credit for every ton of synthetic fuel sold. Under existing law, synfuel tax credits scheduled to expire at the end of 2007 will begin to be phased out if the current year’s annual average price of oil exceeds certain levels. Federal legislation is still possible which may favorably impact the reference price for 2006 and 2007. However, absent the enactment of such legislation, current NYMEX oil prices indicate that a significant phase out in 2006 is likely. As a result of individual elections made by the partners, Pace Carbon will reduce production at its synthetic fuel facilities. Full synthetic fuel production may resume at the election of the partners.

The company’s investment in Pace Carbon at June 30, 2006, totals $2.9 million. Further, the company is obligated to fund the partnership on an installment basis for working capital and as tax credits are earned. Depending on the actual phase out of credits, if any, this funding obligation could total $5.0 to $7.0 million. The existing investment balance along with any funding obligation would be reflected over the life of the investment, terminating at the original sunset of the credits, if the partnership operated as originally designed. The company can elect to resume participation in the partnership and may choose to do so with a significant reduction in oil prices or the enactment of relevant Federal legislation. However, no assurance can be provided that participation will resume or that a write down of the investment balance and the recording of any funding obligation won’t be necessary prior to the year end 2007 expiration date for the tax credits.

The effects of the decision to suspend its participation in Pace Carbon Synfuels will be discussed more fully in the Company’s upcoming earnings release now scheduled for August 3, 2006 and during its Webcast at 9:00 AM (ET) on August 4, 2006. For a more detailed disclosure of the company’s investment in Pace Carbon, please refer to the most recent Vectren Form 10-Q, which is available at www.vectren.com.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 16, 2006.